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Exhibit 99.2

BLYTH, INC.
Consolidated Statement of Earnings
(In thousands except per share data)
(Unaudited)

	Three Months Ended January 31, 2003	Three Months Ended January 31, 2002	Twelve Months Ended January 31, 2003	Twelve Months Ended January 31, 2002
Net sales	$380,485	$362,322	$1,288,583	$1,178,771
Cost of goods sold	195,010	189,630	648,281	601,766

Gross profit	185,475	172,692	640,302	577,005
Selling	110,877	100,952	363,835	334,715
Administrative	32,999	30,459	118,329	103,014
Amortization of goodwill	—	1,346	—	4,702
Restructuring and impairment charges	2,621	14,084	2,621	14,084

	146,497	146,841	484,785	456,515

Operating profit	38,978	25,851	155,517	120,490

Other expense(income)
Interest expense	3,518	5,064	14,664	17,237
Interest income/other	(984)	(374)	(1,737)	(5,014)
Equity in earnings of investee	(87)	(465)	33	(22)

	2,447	4,225	12,960	12,201

Earnings before income taxes and cumulative effect of change in accounting principle	36,531	21,626	142,557	108,289
Income tax expense	13,590	8,045	53,032	40,283

Earnings before cumulative effect of change in accounting principle	22,941	13,581	89,525	68,006
Cumulative effect of change in accounting principle, net of taxes of $2,887	—	—	(4,515)	—

Net earnings	$22,941	$13,581	$85,010	$68,006

Basic:
Earnings per common share before cumulative effect of change in accounting principle	$0.50	$0.29	$1.94	$1.44
Cumulative effect of change in accounting principle	—	—	(0.10)	—

	$0.50	$0.29	$1.84	$1.45

Weighted average number of shares outstanding	46,104	47,012	46,256	47,056
Diluted:
Earnings per common share before cumulative effect of change in accounting principle	$0.50	$0.29	$1.93	$1.44
Cumulative effect of change in accounting principle	—	—	(0.10)	—

	$0.50	$0.29	$1.83	$1.44

Weighted average number of shares outstanding	46,334	47,126	46,515	47,205

Consolidated Balance Sheets
(In thousands)
(Unaudited)

	January 31, 2003	January 31, 2002
Assets
Cash and Cash Equivalents	$168,596	$135,357
Accounts Receivable, Net	82,913	83,781
Inventories	187,935	181,840
Property, Plant & Equipment, Net	244,798	241,914
Other Assets	202,416	161,889

	$886,658	$804,781

Liabilities and Stockholders' Equity
Bank Debt	$12,097	$27,303
Senior Notes	10,714	14,285
Bond Debt	153,324	150,000
Other Liabilities	171,059	145,130
Stockholders' Equity	539,464	468,063

	$886,658	$804,781

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  Exhibit 99.2
BLYTH, INC. Consolidated Statement of Earnings (In thousands except per share data) (Unaudited)
Consolidated Balance Sheets (In thousands) (Unaudited)